Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

June 13, 2017

BioMarin Pharmaceutical Inc.

770 Lindaro Street

San Rafael, California 94109

Ladies and Gentlemen:

We have acted as counsel to BioMarin Pharmaceutical Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing with the Securities and Exchange Commission of a post-effective amendment (the “Amendment”) to the Company’s registration statements on Form S-8 (Registration No. 333-206094, Registration No. 333-136963, Registration No. 333-168552 and Registration No. 333-188620) (collectively, the “Registration Statements”) to reflect that the BioMarin Pharmaceutical Inc. Amended and Restated 2006 Share Incentive Plan (the “2006 Plan”) was replaced by the BioMarin Pharmaceutical Inc. 2017 Equity Incentive Plan (the “2017 Plan”), effective as of June 6, 2017 (the “Effective Date”). The 2017 Plan authorizes the issuance of up to 15,630,015 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 Plan”) that either were (i) subject to the 2006 Plan’s available reserve as of the Effective Date or (ii) subject to outstanding stock awards granted under the 2006 Plan as of the Effective Date that subsequently (A) expire or terminate for any reason prior to exercise or settlement, or (B) are forfeited because of the failure to meet a contingency or condition required to vest such shares.

In connection with this opinion, we have examined and relied upon the registration statement on Form S-8 regarding the 2017 Plan, which is being filed concurrently with the Amendment, the Company’s Restated Certificate of Incorporation and Bylaws, as currently in effect, the 2017 Plan and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 2017 Plan and the Registration Statements, as amended, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statements.

Sincerely,

COOLEY LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

Cooley LLP    101 California Street    5th Floor    San Francisco, CA    94111-5800

t: (415) 693-2000 f: (415) 693-2222 cooley.com